Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	MDC Group Media Relations: Susan Roush 818-222-8330

ENERGY INDUSTRY VETERAN W. PHILLIP MARCUM
 JOINS RECOVERY ENERGY’S BOARD OF DIRECTORS

SEPTEMBER 12, 2011 – Denver, CO – Recovery Energy, Inc. (OTCBB: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, announces the appointment of W. Phillip Marcum to its Board of Directors. Marcum is a seasoned energy industry executive with nearly 40 years’ comprehensive experience.

“Phil’s extensive financial, operations and transactions experience in the oil and gas business, and energy sector, is a great addition to our Board,” said Roger A. Parker, Chairman and CEO of Recovery Energy. “We look forward to his contributions as we continue our exploration and production course in both conventional J Sand drilling and unconventional Niobrara horizontal drilling in the DJ Basin.”

Marcum’s successful industry track record includes taking part in more than 60 industry acquisitions, ranging in size from less than $5 million to $300 million. He has also raised in excess of $2 billion in debt and equity funds in more than 30 transactions. Marcum has extensive senior level management and corporate governance experience and currently serves on the Boards of other energy companies, including Key Energy Services, Inc. (NYSE: KEG) and Chairman of the Board of ADA-ES, Inc. (NasdaqCM: ADES). In 1991, he co-founded Metretek Technologies, Inc. (currently PowerSecure International, Inc.), a company specializing in energy services and technology, and served as its Chairman, President and CEO until his initial retirement in 2007. Marcum’s career includes serving as head of the Energy Corporate Finance department of Denver-based Boettcher & Company/Kemper Insurance Co. during the period of 1987 through 1991, and serving as a senior officer of Midland, Texas-based MGF Oil Corporation from 1976 through 1987, including serving as its Chairman, President and CEO during his last four years with the Company.

“I very much look forward to working with Recovery Energy’s experienced and highly motivated management team to achieve its corporate goals,” said Marcum.

About Recovery Energy, Inc.

Recovery Energy, Inc. (OTCBB: RECV) is a Denver-based independent oil and gas exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds 155,000 gross, 137,000 net acres and management has more than 80 years’ experience. Recovery Energy’s primary focus is on growing revenue, cash-flow and reserves through its conventional drilling program on low-risk, low-cost, in-field targets, as well as through an unconventional drilling program targeting the various prospective oil shale horizons on its land. In addition to being prospective for the Niobrara oil shale formation, the Company’s asset base is comprised of current production and reserves from the “J” sand along with extensive leasehold prospective for other hydrocarbon-bearing formations such as the Pierre Shale, Codell, Greenhorn and Paleozoic horizons.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.